Exhibit 99.1
Hawthorn Bancshares, Inc.
Certification of Principal Executive Officer
Pursuant to Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008 (“EESA”)
I, James E. Smith, Chairman of the Board and Chief Executive Officer of Hawthorn Bancshares, Inc. (“Hawthorn”), certify, based on my knowledge, that:
(i)	The compensation committee of Hawthorn has discussed, reviewed, and evaluated with senior risk officers at least every six months beginning on September 14, 2009 and ending on December 31, 2009 (the “applicable period”) all senior executive officer (“SEO”) compensation plans, employee compensation plans and the risks these plans pose to Hawthorn;

(ii)	The compensation committee of Hawthorn has identified and limited during the applicable period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Hawthorn and has identified any features in the employee compensation plans that pose risks to Hawthorn and limited those features to ensure that Hawthorn is not unnecessarily exposed to risks;

(iii)	The compensation committee of Hawthorn has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Hawthorn to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Hawthorn will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Hawthorn will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:
1.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Hawthorn;

2.	Employee compensation plans that unnecessarily expose Hawthorn to risks; and

3.	Employee compensation plans that could encourage the manipulation of Hawthorn’s reported earnings to enhance the compensation of an employee;

(vi)	Hawthorn has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs and its twenty next most highly compensated employees be subject to a recovery or “clawback” provision if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Hawthorn has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending on December 31, 2009;

(viii)	Hawthorn has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending on December 31, 2009;

(ix)	The board of directors of Hawthorn has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency; Hawthorn and its employees have complied with this policy during the applicable period and any expenses that, pursuant to this policy, required the approval of the board of directors, a committee of the board of directors, an SEO or an executive officer with a similar level of responsibility, were properly approved;

(x)	Hawthorn will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning January 1, 2009 and ending on December 31, 2009;

(xi)	Hawthorn will disclose the amount, nature and justification for the offering during the period beginning on June 15, 2009 and ending December 31, 2009, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Hawthorn will disclose whether Hawthorn, the board of directors of Hawthorn or the compensation committee of Hawthorn has engaged during the period beginning on June 15, 2009 and ending December 31, 2009 a compensation consultant, including the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Hawthorn has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending December 31, 2009;
(xiv)	Hawthorn has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Hawthorn and Treasury, including any amendments;

(xv)	Hawthorn has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified.
     I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).
Date: March 15, 2010

/s/ James E Smith
James E. Smith, Chairman of the Board and Chief
Executive Officer